UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Ambow Education Holding Ltd.

(Name of Issuer)

Class A Ordinary Shares & American Depositary Shares (ADS)**

(Title of Class of Securities)

02322P101

(CUSIP Number)

Eric Ross

Senior Managing Director and Chief Compliance Officer

Avenue Capital Group

399 Park Avenue, 6th Floor

New York, NY 10022

(212) 850-7500

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

- with copies to -

Matthew S. Eisenberg

Finn Dixon & Herling LLP

177 Broad Street

Stamford, CT 06901

February 3, 2015***

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [   ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

** Each American Depositary Share represents two (2) Class A Ordinary Shares, par value US$0.0001 per share

*** See Item 5(e) for a discussion of the date of the event which requires filing this statement.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however,  see  the Notes).

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

GL Asia Mauritius II Cayman Limited

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

WC

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES

7

SOLE VOTING POWER

21,599,914

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

0

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

21,599,914

WITH

10

SHARED DISPOSITIVE POWER

0

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

CO

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

GL Asia Mauritius II, LLC

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

OO

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Avenue Asia Special Situations Fund IV, L.P.

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

PN

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Avenue Asia Capital Partners IV Ltd.

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

CO

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Avenue Asia Capital Partners IV, LLC

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

OO

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

GL Asia Partners IV, LLC

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

OO

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Avenue Asia Capital Management, L.P.

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

IA

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Avenue Asia Capital Management GenPar, LLC

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

HC

CUSIP No. 02322P101

1

NAMES OF REPORTING PERSONS

Marc Lasry

2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)

[   ]

(b)

[ X]

3

SEC USE ONLY

4

SOURCE OF FUNDS (See Instructions)

OO

5

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

[   ]

6

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES

7

SOLE VOTING POWER

0

BENEFICIALLY OWNED BY

8

SHARED VOTING POWER

21,599,914

EACH REPORTING PERSON

9

SOLE DISPOSITIVE POWER

0

WITH

10

SHARED DISPOSITIVE POWER

21,599,914

11

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,599,914

12

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see Instructions)

[   ]

13

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.4%

14

TYPE OF REPORTING PERSON (see Instructions)

HC/IN

Item 1. Security and Issuer

This Amendment No. 4 to Schedule 13D (“Amendment No. 4”) is being filed by GL Asia Mauritius II Cayman Limited, a Cayman Islands corporation, GL Asia Mauritius II, LLC, a Delaware limited liability company, Avenue Asia Special Situations Fund IV, L.P., a Cayman Islands exempted limited partnership, Avenue Asia Capital Partners IV Ltd., a Cayman Islands corporation, Avenue Asia Capital Partners IV, LLC, a Delaware limited liability company, GL Asia Partners IV, LLC, a Delaware limited liability company, Avenue Asia Capital Management, L.P., a Delaware limited partnership, Avenue Asia Capital Management GenPar, LLC, a Delaware limited liability company and Marc Lasry, a United States citizen (the foregoing collectively, the “Reporting Persons”), to amend the Items specified below in the Reporting Persons’ Schedule 13D with respect to  the Class A Ordinary Shares, par value $0.0001 per share underlying the American Depositary Shares (“Class A Ordinary Shares”) of Ambow Education Holding Ltd., a company incorporated under the laws of the Cayman Islands (the “Issuer”), filed with the Securities and Exchange Commission on April 23, 2013, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on June 10, 2013, as amended by Amendment No. 2 filed with the Securities and Exchange Commission on June 27, 2013, and as amended by Amendment No. 3 filed with the Securities and Exchange Commission on September 25, 2013.

Item 5. Interest in Securities of the Issuer

The disclosure in Item 5(a) is hereby amended and restated as follows:

(a) Each of the Reporting Persons is the beneficial owner of 21,599,914 Class A Ordinary Shares. The Reporting Persons currently represent approximately 2.4% of the voting power of the Issuer. The approximate percentage of the Reporting Persons’ voting power is based upon 918,472,276 Class A Ordinary Shares outstanding and entitled to vote on January 28, 2015, as reported in Exhibit 99.1 to the Issuer’s Form 6-K for February 2015.  As of that date, the Issuer’s only outstanding securities were Class A Ordinary Shares.

The disclosure in Item 5(e) is hereby amended and restated as follows:

(e) The Reporting Persons became aware that they ceased to be beneficial owners of more than five percent of the Class A Ordinary Shares pursuant to a Notice of Extraordinary General Meeting of Shareholders and Proxy Statement of the Issuer dated February 3, 2015 (the “Notice”).  The Notice indicated that, as of January 28, 2015, the Issuer had 918,472,276 Class A Ordinary Shares issued and outstanding.  Prior to the receipt of the Notice, the most current publicly available information regarding the number of Class A Ordinary Shares came from the Issuer’s Form 20-F filed in respect of the fiscal year ended December 31, 2013 (filed on July 8, 2014), which reflected 86,169,769 Class A Ordinary Shares outstanding.  The Reporting Persons contacted the Issuer to determine the date as of which sufficient additional Class A Ordinary Shares were issued such that the Reporting Persons ceased to be the beneficial owner of more than five percent of the Class A Ordinary Shares, but the Issuer declined to provide such information.  The Reporting Persons have not been able to determine with certainty the number of issued and outstanding Class A Ordinary Shares as of any date between December 31, 2013 and February 3, 2015.

Based on the foregoing, the Reporting Persons are unable to determine the date as of which they ceased to be the beneficial owners of five percent or more of the Class A Ordinary Shares or the date of the event which requires the filing of this amendment to the Reporting Persons’ Schedule 13D.  In the absence of such information, the Reporting Persons are using the date of the Notice, February 3, 2015, as the date as of which they ceased to be the beneficial owners of five percent or more of the Class A Ordinary Shares and the date of the event which requires the filing of this amendment to the Reporting Persons’ Schedule 13D.

Signatures

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D/A is true, complete and correct.

Date: April 14, 2015	GL ASIA MAURITIUS II CAYMAN LIMITED

	By:	/s/ Jennifer Tang
Name: Jennifer Tang
Title: Director

GL ASIA MAURITIUS II, LLC

	By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA SPECIAL SITUATIONS FUND IV, L.P.

	By:	Avenue Asia Capital Partners IV, Ltd. its General Partner

	By:	Avenue Asia Capital Partners IV, LLC, its Sole Shareholder

	By:	GL Asia Partners IV, LLC, its Managing Member

	By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL PARTNERS IV, LTD.

	By:	Avenue Asia Capital Partners IV, LLC, its Sole Shareholder

	By:	GL Asia Partners IV, LLC, its Managing Member

	By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL PARTNERS IV, LLC

By:	GL Asia Partners IV, LLC, its Managing Member

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL ASIA PARTNERS IV, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL MANAGEMENT, L.P.

By:	Avenue Asia Capital Management GenPar, LLC, its General Partner

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE ASIA CAPITAL MANAGEMENT GENPAR, LLC

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY

By:	/s/ Eric Ross
Name: Eric Ross
Title: Attorney-in-Fact for Marc Lasry, Managing Member